As filed with the Securities and Exchange Commission on November 5, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LAM RESEARCH CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	94-2634797
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4650 Cushing Parkway Fremont, California	94538-6470
(Address of Principal Executive Offices)	(Zip Code)

2015 Stock Incentive Plan

(Full title of the plan)

George M. Schisler, Jr.

Vice President, General Legal Affairs

Lam Research Corporation

4650 Cushing Parkway

Fremont, California 94538-6470

(Name and address of agent for service)

(510) 572-0200

(Telephone number, including area code of agent for service)

Copy to:

Timothy G. Hoxie, Esq.

Jones Day

555 California Street, 26th Floor

San Francisco, CA 94104

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

(Calculation of Registration Fee on following page)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $0.001 par value	18,000,000 shares	$76.095	$1,369,710,000	$137,929.80

(1)	Consists of shares of common stock (the “Common Stock”) of Lam Research Corporation (the “Registrant”) issuable pursuant to the Registrant’s 2015 Stock Incentive Plan (the “Plan”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction under the provisions of the Plan.
(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq National Market on November 3, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission are hereby incorporated by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 28, 2015 (File No. 000-12933), filed with the Commission on August 13, 2015;

(b) The Registrant’s Quarterly Report on Form 10-Q for the period ended September 27, 2015 (File No. 000-12933), filed with the Commission on November 3, 2015;

(c) The Registrant’s Current Reports on Form 8-K (File No. 000-12933), filed with the Commission on November 5, 2015, October 21, 2015, and August 27, 2015; and

(d) The description of Registrant’s Common Stock as set forth in the Registrant’s Registration Statement filed with the Commission on Form 8-B on April 11, 1990 and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents. The Registrant will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s Current Reports on Form 8-K unless, and except to the extent, specified in such reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) generally provides that all directors and officers (as well as other employees and agents of the corporation) may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions in which the action is by or in the right of the corporation, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a director or officer upon receipt of an undertaking to repay the amounts advanced if it is ultimately determined that the person is not entitled to be indemnified.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director’s duty of loyalty to the Registrant and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL regarding the liability of directors for the unlawful payment of dividends or the unlawful stock purchase or redemption and (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of any of its director, officer, employee or agent against any liability asserted against such person acting in his or her capacity, whether or not the corporation would have the power to indemnify such person against such liability. The Registrant provides liability insurance for directors and officers of Lam Research and its subsidiaries. The Registrant has additionally been authorized to enter into indemnification agreements with each of its Section 16 executive officers and directors, as described in the Registrant’s Current Reports on Form 8-K filed with the Commission on November 13, 2008 (File No. 000-12933) and on June 4, 2012 (File No. 000-12933), and the Registrant has entered into indemnification agreements with such individuals.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits listed on the accompanying Exhibit Index are filed as part of, and incorporated by reference into, this Registration Statement.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on November 5, 2015.

Lam Research Corporation

By:	/s/ George M. Schisler, Jr.
George M. Schisler, Jr.
Vice President, General Legal Affairs

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Sarah A. O’Dowd and George M. Schisler, Jr., and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as he, she or such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Martin B. Anstice Martin B. Anstice	President and Chief Executive Officer (Principal Executive Officer)	November 4, 2015

/s/ Douglas R. Bettinger Douglas R. Bettinger	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 4, 2015

/s/ Stephen G. Newberry Stephen G. Newberry	Chairman of the Board	November 4, 2015

/s/ Eric K. Brandt Eric K. Brandt	Director	November 4, 2015

/s/ Michael R. Cannon Michael R. Cannon	Director	November 4, 2015

/s/ Youssef A. El-Mansy Youssef A. El-Mansy	Director	November 4, 2015

/s/ Christine A. Heckart Christine A. Heckart	Director	November 4, 2015

/s/ Catherine P. Lego Catherine P. Lego	Director	November 4, 2015

/s/ Krishna C. Saraswat Krishna C. Saraswat	Director	November 4, 2015

/s/ Abhijit T. Talwalkar Abhijit T. Talwalkar	Director	November 4, 2015

INDEX TO EXHIBITS

Exhibit Number

4.1(1)	2015 Stock Incentive Plan

5.1	Opinion of Jones Day

23.1	Consent of Jones Day (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Powers of Attorney (see page 6)

(1)	Incorporated by reference to Registrant’s Current Report on Form 8-K filed on November 5, 2015 (File No. 000-12933).